Exhibit 10.3

                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 3rd day of December, 1999 (the "Effective Date"), by and between Arbinet Holdings, Inc., a Delaware corporation (the "Company") and Anthony L. Craig (the "Employee").

                              W I T N E S S E T H:

      WHEREAS, the Company and Employee entered into that certain Letter Agreement dated December 2, 1999 (the "Letter Agreement").

      WHEREAS, the Company and Employee desire to replace and supersede the Letter Agreement on the terms set forth herein.

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

      1. Employment.

            (a) Employee's employment will be "at-will" and may be terminated by either Employee or the Company at any time for any reason (or no reason), by providing sixty (60) days prior written notice to the other party.

            (b) Employee shall serve as the Chief Executive Officer and Chairman of the Board of Directors (the "Board") of the Company and shall report to the Board. The Company shall use its commercially reasonable efforts to cause Employee to be elected to the Board. If so elected, and if Employee is not otherwise receiving compensation from the Company, Employee shall receive the same compensation and benefits as the Company may provide to other members of the Board who are not executive officers of the Company. In addition, at the request of the Company, Employee shall serve on any advisory committee or similar advisory body as may be established by the Company from time to time.

            (c) From the Effective Date, until the termination of Employee's employment with the Company, Employee shall devote his full business and professional time to the business and affairs of the Company; provided that the foregoing shall not prevent Employee from serving on the board of directors of Mitel Corp., Global Knowledge Network and Bell Industries, Ltd., as long as these activities do not interfere with the performance of Employee's duties hereunder or create a conflict of interest with the Company. Employee may substitute another outside board membership for one of the foregoing outside board memberships, subject to approval of the Board (which shall not be unreasonably withheld).

            (d) Employee shall be employed at the Company's offices in Florida, and shall oversee its activities located in New York and Virginia. Performance of Employee's duties hereunder may require travel from time-to-time.

      2. Compensation.

            (a) From the Effective Date, until the date on which the Company consummates an initial public offering of the common stock of the Company (the "IPO Date"), Company shall pay Employee salary compensation ("Salary") at a rate of $300,000 per annum (the "Annual Rate"), payable semi-monthly and subject to all legally required withholdings.

            (b) From and after the IPO Date, and until the expiration of the Transition Period (as defined below) the Company shall pay Employee Salary at an Annual Rate equal to $350,000, payable semi-monthly and subject to all legally required withholdings.

            (c) While Employee remains employed by the Company, the Company shall pay Employee a living allowance of up to Ten Thousand Dollars ($10,000) per month to cover Employee's housing, automobile and other living expenses in New York and Employee's travel to and from Employee's permanent residence in Florida.

            (d) Employee's Salary will be reviewed by the Board (or a duly authorized committee thereof) on an annual basis and may be subject to adjustment upward based on various factors including, without limitation, Employee's performance or the Company's achievement of its business plan (as determined by the Board). During the Transition Period (as defined below), Employee's salary will be prorated based on the amount of time Employee actually spends performing duties for the Company as agreed between Employee and the then acting chief executive officer of the Company; provided that Employee's salary will not be less than $100,000 annualized.

            (e) Employee shall be entitled to participate in any other compensation or bonus, including stock option and equity incentive plans the Company makes generally available to its senior executives in accordance with the terms of such plans and subject to (i) the Company's right to at any time amend or terminate any such plan or program and (ii) terms not less favorable than those granted to any other senior executive of the Company.

      3. Benefits.

            (a) The Company agrees to reimburse Employee for all reasonable and necessary travel, business entertainment and other business expenses reasonably incurred by Employee in connection with the performance of his duties under this Agreement. Such reimbursements shall be made by the Company on a timely basis upon submission by Employee of vouchers in accordance with the Company's standard procedures.

            (b) Employee shall be entitled to participate in any and all medical insurance, group health, disability insurance, life insurance, and other benefit plans which are made generally available by the Company to its most senior executives, which the Company, in its sole discretion, may at any time amend or terminate. Employee shall be entitled to receive an annual paid vacation of five calendar weeks each year and paid holidays made available pursuant to the Company's policy to all employees of the Company.

            (c) Employee shall be indemnified by the Company in accordance with the Company's policies applicable to the Company's officers and/or directors.

            (d) Employee has been granted the right to purchase 1, 147,091 shares of the Company's common stock (the "Shares"), at a price of $0.254 per share, which, subject to the immediately following sentence and Sections 4(f) and (g) below, are subject to a right (the "Repurchase Right") of repurchase by the Company for a price of $0.254 per share (subject to adjustment to take into account any intervening stock split, recapitalization, extraordinary distribution, or other transaction affecting the capital structure of the Company from and after the Effective Date). The Repurchase Right will lapse (i) as to 1/48th of the Shares on each one-month anniversary of December 1, 1999 that Employee remains employed by the Company and (ii) as to 100% of the Shares in the event of a change of control (as defined below). Employee shall not be entitled to vote or receive dividends with respect to any Shares which are subject to the Repurchase Right and, if requested by the Company, Employee shall exercise a written proxy in favor of the Company with respect to such Shares. Notwithstanding the foregoing, in the event that the Employee breaches any of the provisions contained in Section 6 hereof during the Covered Time, the Company shall have the right, at its option, exercisable by ten (10) days written notice by the Company to Employee, to exercise the Repurchase Right with respect to all of the Shares. During the Covered Time (as defined below in Section 6(a)(i)), the Employee shall not sell, assign, pledge, encumber or otherwise transfer any of the Shares without the prior written consent of the Board. For purposes hereof, a "change of control" shall have occurred if the Company consummates (a) a merger or consolidation of the Company with any other company (other than a wholly-owned subsidiary of the Company), other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (ii) a merger or consolidation affected to implement a recapitalization of the Company (or similar transaction), (b) the sale of 50% or more of the voting securities of the Company in a single transaction or a series of related transactions following an IPO; or (c) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

            (e) The Company hereby grants to Employee the right to purchase 286,773 shares (the "Bonus Shares") of Common Stock (the "Bonus Purchase Right"), representing 1% of the fully diluted outstanding shares of the Company as of December 1, 1999, at a price of $0.254 per share. The Bonus Purchase Right, to the extent not exercised, will terminate upon the termination of Employee's employment with the Company. Employee will be provided with a loan to purchase the Bonus Shares, on substantially the terms of the loan provided for the purchase of the Shares. Subject to the immediately following sentence and Sections 4(f) and (g) below, the Bonus Shares will be subject to a right (the "Bonus Share Repurchase Right") of repurchase by the Company for a price of $0.254 per share (subject to adjustment to take into account any intervening stock split, recapitalization, extraordinary distribution, or other transaction affecting the capital structure of the Company from and after the Effective
Date). The Bonus Share Repurchase Right will lapse (i) as to 50% of the Bonus Shares upon implementation of back office systems (including but not limited to Operations Support Systems (OSS) and clearing and settlement systems) of sufficient quality and scale to support the Company's projected volume of telecommunications traffic (as determined in good faith by the Board in its sole discretion based on consultations with the Company's auditors) and (ii) 50% of the Bonus Shares upon completion of an initial public offering of the common stock of the Company resulting in a pre-offering valuation of the Company of at least $500 million (based on mid-point of the filing range in the related registration statement). Employee shall not be entitled to vote or receive dividends with respect to any Bonus Shares which are subject to the Bonus Repurchase Right and if requested by the Company, Employee shall exercise a written proxy in favor of the Company with respect to such Bonus Shares. Notwithstanding the foregoing, in the event that the Employee breaches any of the provisions contained in Section 6 hereof during the Covered Time, the Company shall have the right, at its option, exercisable by ten (10) days written notice by the Company to Employee, to exercise the Bonus Share Repurchase Right with respect to all of the Bonus Shares. During the Covered Time, the Employee shall not sell, assign, pledge, encumber or otherwise transfer any of the Bonus Shares without the prior written consent of the Board.

            (f) Except as otherwise provided in Section 4(g) below, Employee shall forfeit to the Company all unvested Shares on the date Employee's employment with the Company terminates.

            (g) Notwithstanding anything else herein to the contrary, if Employee's employment is terminated by the Company without cause (x) prior to the hiring of another chief executive officer, the Repurchase Right and the Bonus Share

Repurchase Right will lapse completely and Employee's Shares and Bonus Shares shall immediately vest upon such termination (y) after the hiring of a new chief executive officer, then the Repurchase Right and the Bonus Share Repurchase Right will lapse completely as to 30/48 of the Shares and the Bonus Shares and such shares shall immediately vest upon such termination, and the Repurchase Right and Bonus Share Repurchase Right with respect to the remaining Shares and Bonus Shares will lapse ratably (i.e., 1/18th per month) during the 18-month period following the date Employee's employment terminates in return for Employee's ongoing commitment, on a full-time or part-time basis as requested by the then acting chief executive officer of the Company, to assist the Company in transition during the 12-month period immediately after the hiring of such new Chief Executive Officer (the "Transition Period"); provided, that to the extent any Shares or Bonus Shares have vested already as of the date of such termination, then the foregoing provisions of clause (y) shall not be applicable to such vested Shares or Bonus Shares. For purposes of this Agreement "cause" shall mean any of the following: (i) Employee's willful misconduct in the performance of Employee's duties to the Company, or Employee's willful failure to implement any legal policy or action set forth in a duly and validly adopted resolution of the Board, (ii) conviction of or plea of guilty or any other plea other than "not guilty" to a felony; (iii) the violation by Employee of any material provision of this Agreement which either is not cured within ten days after a written notice is given to Employee by the Board or constitutes a habitual breach; or (iv) Employee's dishonesty, misappropriation or fraud with regard to the property of the Company or its affiliates.

      4. Termination. Employee's employment hereunder may be terminated by Employee or the Company at any time for any reason (or no reason), by providing sixty (60) days prior written notice to the other party.

      5. Compensation Following Termination. In the event that Employee's employment hereunder is terminated, Employee shall be entitled only to the following compensation and benefits upon such termination:

            (a) Termination For Any Reason Other Than Cause. In the event that Employee's employment is terminated for any reason other than for Cause, the Company, subject to Employee's compliance with Section 6, shall pay the following amounts to Employee:

                  (i) any accrued but unpaid Salary (as determined pursuant to
            Section 2);

                  (ii) severance pay equal to six (6) months' base salary at the
            Annual Rate in effect on the date of termination;

                  (iii) an amount reimbursing Employee for the applicable
            premium payment for any COBRA coverage payable under a Company health or welfare plan for Employee and Employee's dependents during the six (6) month period following the date of termination (the "Six Month Period");

                  (iv) an amount equal to any employer contribution that would have been made by the Company to any retirement plan of the Company on Employee's behalf had Employee remained employed by the Company during the Six Month Period assuming Employee contributed the maximum amount to such plan;

                  (v) any accrued but unpaid expenses required to be reimbursed pursuant to Section 3(a); and

                  (vi) any vacation accrued to the date of termination.

Notwithstanding the foregoing, the amounts paid to Employee pursuant to subsections (iii) and (iv) of this Section 5(a) shall not exceed $25,000.

            (b) Termination For Cause. In the event Employee's employment hereunder is terminated by the Company for cause (including, without limitation, a termination by the Company without cause on or after the commencement of the Transition Period) the Company will pay Employee any unpaid base salary at the Annual Rate in effect on the date of termination and compensation for accrued vacation through the date of termination.

            (c) No Other Benefits or Compensation. Except as may be provided under this Agreement or under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Employee at the time of the termination of Employee's employment, Employee shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to any future period after such termination or resignation.

      6. Noncompetition: Nonsolicitation; Outside Business Activities; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents.

            (a) Noncompetition: Nonsolicitation.

                  (i) Employee acknowledges and recognizes the highly
            competitive nature of the Company's business and that access to the Company's confidential records and proprietary information renders him special and unique within the Company's industry. In consideration of the payment by the Company to Employee of amounts that may hereafter be paid to Employee pursuant to this Agreement (including, without limitation, pursuant to Sections 2 and 5 hereof), Employee agrees that during the period commencing on the Effective Date and ending on the date which is twelve (12) months after the termination of Employee's employment with the Company (the "Covered Time"), without the prior written consent of the Company, Employee will not enter into Competition with the Company. "Competition" shall mean participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsover in a business in competition with any business conducted by the Company or its affiliates (a "Competitor") in any jurisdiction where the Company and/or its affiliates conduct such business as of the date Employee's employment terminates, which shall be deemed to include, without limitation, any business activity or jurisdiction which is covered by or included in a written proposal or business plan existing on the date of the termination of Employee's employment with the Company; provided, however, that such participation shall not include (i) the ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company or (ii) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business unit of the enterprise in the aforesaid Competition.

                  (ii) In further consideration of the payment by the Company to
            Employee of amounts that may hereafter be paid to Employee pursuant to this Agreement (including, without limitation, pursuant to Sections 2 and 5 hereof). Employee agrees that during the Covered Time he shall not (i) directly or indirectly solicit or attempt to solicit any of the employees (other than clerical or non-administrative employees), agents, consultants or representatives of the Company to terminate his, her or its relationship with the Company; (ii) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants or representatives of the Company to become employees, agents, representatives or consultants of any other person or entity (including the Employee or any person or entity owned or controlled by Employee); or (iii) directly or indirectly solicit or attempt to solicit any customer, vendor or distributor of the Company with respect to any product or service being furnished, made, sold or leased by the Company or proposed to be furnished, made, sold or leased by the Company and which is covered in a written proposal or business plan by the Company.

                  (iii) Employee understands that the provisions of this Section
            6(a) and Section 6(b) may limit his ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 2 and 5 hereof, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Employee's education, skills and abilities, Employee agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

            (b) Proprietary Information. Employee acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company. Employee covenants that he shall not during the Term or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. Employee acknowledges and understands that the term "proprietary information" includes, but is not limited to: (i) the software products, programs, applications, and processes utilized by the Company (other than pre-packaged "off the shelf" products); (ii) the name and/or address of any customer or affiliate of the Company or any information concerning the transactions or relations of any customer, vendor or affiliates of the Company with the Company or any of its partners, principals, stockholders, directors, officers or agents; (iii) any information concerning any product, technology, or procedure employed by the Company but not generally known to its customers, vendors or competitors, or under development by or being tested by the Company but not at the time offered by the Company generally to customers or vendors; (iv) any information relating to the Company's computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans; (v) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company; (vi) any business plans, budgets, advertising or marketing plans; (vii) any information contained in any of the Company's written or oral policies and procedures or manuals; (viii) any information belonging to customers, vendors or affiliates of the Company or any other person or entity which the Company has agreed to hold in confidence; (ix) any inventions, innovations or improvements covered by this Agreement; and (x) all written, graphic and other material relating to any of the foregoing. Employee acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term "proprietary information" shall not include information generally available to the public or information that is or become available to Employee on a non-confidential basis from a source other than the Company or the Company's directors, officers, employees, partners, principals or agents (other than as a result of a breach of any obligation of confidentiality).

            (c) Confidentiality and Surrender of Records. Employee shall not during the Term or at any time thereafter (irrespective of the circumstances under which Employee's employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company, nor shall Employee retain, and will deliver promptly to the Company, any of the same following termination of his employment hereunder for any reason or upon request by the Company. For the purposes hereof, "confidential records" means all correspondence, memorandum, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Employee's possession or under his control or accessible to him which contain any proprietary information. All confidential records shall be and remain the sole property of the Company during the Term and thereafter.

            (d) Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Employee, either alone or jointly with others, in the course of and since the beginning of his employment by the Company, relating to the business of the Company, including without limitation, the provision of local, long distance or international access telephony or data services belong to the Company. Employee will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries. The Company acknowledges that the Employee may currently have and may hereafter develop inventions or innovations not relating to the business of the Company which do not belong to the Company; provided, that Employee shall have the burden of proof to establish that any such inventions or innovations do not relate to the business of the Company.

            (e) No Other Obligations. Employee represents that he is not precluded or limited in his ability to undertake or perform the duties described herein by any contract, agreement or restrictive covenant. Employee covenants that he shall not employ the trade secrets or proprietary information of any other person in connection with his employment by the Company.

            (f) Confidentiality. Employee agrees to keep confidential the terms of this Agreement. This provision does not prohibit Employee from providing this information to his attorneys or accountants for purposes of obtaining legal or tax advice or as otherwise required by law. The Company shall not disclose the terms of this Agreement except as necessary in the ordinary course of its business or as required by law.

            (g) Enforcement. Employee acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 6


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

would cause the Company immediate, substantial and irreparable injury for which it has no adequate remedy at law. Accordingly, Employee agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6. The Company agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining the Company from making any defamatory statements, whether orally or in writing, relating to alleged violations or threatened violations by Employee of any undertaking contained in this Section 6. Employee and the Company each waive posting of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

            (h) Notwithstanding anything in this Section 6 to the contrary, each reference herein to the Company shall also include each subsidiary of the Company unless the context expressly requires otherwise.

      7. Key Man Insurance. Employee recognizes and acknowledges that the Company or its affiliates may seek and purchase one or more policies providing key man life insurance with respect to Employee, the proceeds of which would be payable to the Company or such affiliate. Employee hereby consents to the Company or its affiliates seeking and purchasing such insurance and will provide such information, undergo such medical examinations (at the Company's expense), execute such documents and otherwise take any and all actions reasonably necessary or desirable in order from the Company or its affiliates to seek, purchase and maintain in full force and effect such policy or policies.

      8. Notices. Any notice, consent, request or other communication made or given in accordance with this Agreement shall be in writing and shall be deemed to have been duly given when actually received, or, if mailed, three days after mailing by registered or certified mail, return receipt requested and postage prepaid, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

            To the Company:

                  Arbinet Holdings, Inc.
                  33 Whitehall Street
                  19th Floor
                  New York, New York 10004
                  Attention: Chief Executive Officer

            With a copy to:


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

                  Neil A. Torpey, Esq.
                  Paul, Hastings, Janofsky & Walker LLP
                  399 Park Avenue
                  New York, New York  10022

            To Employee:

                  Anthony L. Craig
                  27421 Country Club Dr.
                  Bonita Springs, FL  34134

      9. Assignability: Binding Effect. This Agreement is a personal services contract calling for the provision of unique services by Employee, and Employee's rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated. In the event of any attempted assignment or transfer of rights hereunder by Employee contrary to the provisions hereof (other than as may be required by law), the Company will have no further liability for payments hereunder. The rights and obligations of the Company hereunder will be binding upon and run in favor of the successors and assigns of the Company.

      10. Complete Understanding: Amendment: Waiver. This Agreement constitutes the complete understanding between the parties with respect to the employment of Employee and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof including but not limited to the Letter Agreement, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto. Any waiver of any term or provisions hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver. Wavier by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of the Company or Employee in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Employee of any such right or remedy shall preclude other or further exercise thereof.

      11. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and or shall delete specific words and phrases, and such modified provisions shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial proceedings, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. To the extent that a court of competent jurisdiction determines that Employee breached any undertaking in Section 6, the company's obligation to make payments hereunder shall immediately cease, provided that the Company shall be liable for such payments in the event that the determination of such court is overturned or reversed by any higher court.

      12. Survivability. The provisions of this Agreement which by their terms call for performance subsequent to termination of Employee's employment hereunder, or of this Agreement, shall so survive such termination.

      13. Governing Law: Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State. Any action to enforce this Agreement must be brought in a court situated in New York and the parties hereby consent to the jurisdiction of courts situated in New York. Whichever party prevails in any action relating to this Agreement, the employment of Employee by the Company, or any other matter arising out of or relating to the relationship between Employee and the Company shall be entitled to recover reasonable attorneys' fees and costs incurred in bringing or defending the proceeding.

      14. Titles and Captions. All paragraph titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.


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

      IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

                              ARBINET HOLDINGS, INC.

                              By: /s/ Neil A. Torpey
                                  --------------------
                                  Name: Neil A. Torpey
                                  Title: Secretary


                                  /s/ Anthony L. Craig
                                  --------------------
                                  Anthony L. Craig